Exhibit 99.1 - Press Release Dated January 19, 2010

First South Bancorp, Inc.	FOR IMMEDIATE RELEASE
Press Release	For more information contact:
January 19, 2010	Bill Wall (CFO)
Phone: (252) 940-5017
Website: www.firstsouthnc.com

First South Bancorp, Inc. Renews Stock Repurchase Program

Washington, North Carolina - First South Bancorp, Inc. (Nasdaq: FSBK) (the "Company"), the parent holding company of First South Bank (the “Bank”), headquartered in Washington, North Carolina, reports that its previously announced stock repurchase program expired on January 15, 2010.  During the twelve-month term of that repurchase program, the Company placed the program in an inactive status and did not purchase any of the 486,905 shares approved under that program.

The Company announces it has adopted a plan to renew the stock repurchase program so that it may repurchase up to 5% of its current outstanding common shares, totaling 487,115 shares.  Initially, the stock repurchase program will remain inactive.  Any future purchases will be dependent upon the Company’s financial condition, liquidity position, equity structure, capital needs, regulatory requirements, and economic and market conditions.

Bill Wall, Chief Financial Officer of the Company, stated, “The Board of Directors has authorized the renewal of the Company’s stock repurchase program and if any share purchases are made they will be over a period of not greater than twelve months.  During this twelve-month period, the Company may purchase shares of its common stock at certain times and price levels that are satisfactory to the Company, although there is no guarantee or assurance as to the exact number of shares, if any, that may be repurchased.  The repurchase program will be affected through open market purchases, private unsolicited negotiated transactions, or in such other manner that will comply with applicable law.  Repurchased shares are held as treasury stock and used for general corporate purposes, including any future stock splits or stock option exercises.”

First South Bank operates through its main office headquartered in Washington, North Carolina, and has 29 full service branch offices and one loan production office located throughout eastern, northeastern, southeastern and central North Carolina.  The Bank offers a broad range of financial products and services, including a leasing company.  The Bank also makes securities brokerage services available through an affiliation with an independent broker-dealer.

First South Bancorp’s common stock is listed on the NASDAQ Global Select Market under the symbol FSBK. Additional corporate information, product and service descriptions and online services are available to investors and customers through First South Bank’s website at www.firstsouthnc.com.

Statements contained in this release, which are not historical facts, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

(NASDAQ: FSBK)